Exhibit 19(a)(5)	Changes in the registrant’s independent public accountant.

There was a change in the registrant’s independent public accountant during the reporting period. Per the instructions to Item 19 of Form N-CSR regarding changes in the registrant’s independent public accountant.

Changes in Registrant’s Certifying Accountant

(a) Dismissal of independent registered public accounting firm

On April 23, 2024, the Board of Trustees (the “Board”) of Credit Suisse High Yield Bond Fund (the “Fund”) approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Fund, due to PwC’s ceasing to be deemed an independent registered public accounting firm with respect to the Fund after April 30, 2024. The Board’s decision to approve the dismissal of PwC was recommended by the Audit Committee of the Board.

The reports of PwC on the Fund’s financial statements as of and for the two most recent fiscal years ended December 31, 2023 and December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the Fund’s two most recent fiscal years ended December 31, 2023 and December 31, 2022 and during the period from the end of the most recently completed fiscal year through April 30, 2024, there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in their report on the financial statements of the Fund for such periods.

During the Fund’s two most recent fiscal years ended December 31, 2023 and December 31, 2022 and during the period from the end of the most recently completed fiscal year through April 30, 2024, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “1934 Act”)).

The Fund previously provided PwC with a copy of the foregoing disclosure and requested that PwC furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether or not its agrees with the statements made by the Fund set forth above. A copy of PwC’s letter dated May 2, 2024 is filed as an Exhibit to this Form N-CSR.

(b) Engagement of new independent registered public accounting firm

Effective June 19, 2024, Ernst & Young LLP (“EY”) was engaged as the independent registered public accounting firm for Credit High Yield Bond Fund (the “Fund”) for the fiscal year ending December 31, 2024. The engagement of EY was previously approved by the Fund’s Board of Trustees (the “Board”) upon the recommendation of the Audit Committee of the Board.

During the Fund’s two most recent fiscal years ended December 31, 2022 and December 31, 2023 and during the period from the end of the most recently completed fiscal year ended December 31, 2023 through June 19, 2024, neither the Fund nor anyone on its behalf consulted with EY, on behalf of the Fund, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either the subject of a “disagreement” as defined in Item 304(a)(1)(iv) of Regulation S-K under the 1934 Act and the instructions thereto, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K under the 1934 Act.

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May 2, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Credit Suisse High Yield Bond Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Credit Suisse High Yield Bond Fund dated April 23, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

New York, New York

Attachment

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, www.pwc.com/us